Exhibit 10.2

EXECUTION VERSION

Performance Restricted Stock Unit Agreement

This Performance Restricted Stock Unit Agreement (this “Award Agreement”), dated as of July 26, 2017 (the “Grant Date”), between ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), and Nikhil M. Varty (the “Participant”), is being entered into pursuant to Article IX of the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”).  The meaning of capitalized terms that are not defined in this Award Agreement may be found in the Plan.     Reference is made to that certain Employment Agreement between the Company and the Associate, dated July 26, 2017 (the “Employment Agreement”).

The Company and the Participant hereby agree as follows:

Section 1.       Confirmation of Grant.  Subject to the terms of this Award Agreement, the Company hereby evidences and confirms, effective as of the Grant Date, its grant to the Participant of Performance Shares representing the right to receive 35,562 Shares, which represents the number of Shares that would be earned under Section 2 of this Award Agreement upon the occurrence of a Vesting Date as set forth in Section 2.  This Award Agreement is entered into pursuant to, and the terms of the Performance Shares are subject to, the terms of the Plan.  If there is any conflict between this Award Agreement and the terms of the Plan, the terms of the Plan shall govern.

Section 2.       Vesting and Forfeiture.  The Performance Shares shall vest on the earlier to occur of the following events on or prior to March 31, 2019 (the period between and including the Grant Date and such date, the “Performance Cycle”): (a) the Spin-Off, and (b) a Change in Control (any such event, the “Vesting Date”), subject to the Participant’s continued employment with the Company or any Subsidiary through the Vesting Date. For purposes of the forgoing, (i) “Spin-Off” means the date on which the separation of (a) the American Home Shield business or (b) the Terminix and Franchise Services Group businesses of the Company Group (as defined in Section 6(a) below) (either of (a) or (b), a “Separated Business”) from the remainder of the Company Group businesses is completed by means of (i) any merger or other business combination pursuant to which any Separated Business is combined with that of a third party; (ii) the acquisition by a third party, directly or indirectly, of a majority of the capital stock or assets of any Separated Business; or (iii) any spin-off, split-off or other extraordinary dividend of a majority of the capital stock, cash or assets of any Separated Business.

Any Performance Shares that do not become vested as of March 31, 2019, shall be forfeited.

Section 3.       Effect of Termination of Employment.  Upon termination of the Participant’s employment with the Company and its Subsidiaries for any reason prior to the Vesting Date, the Performance Shares evidenced by this Award Agreement shall be forfeited, provided that if the Participant’s employment is terminated:

(a)in a “Special Termination”  (i.e., by reason of the Participant’s death or Disability (as defined in the Employment Agreement)  that occurs prior to the Vesting Date, then the Participant’s Performance Shares evidenced by this Award Agreement shall become vested as to the number of such Performance Shares that would have vested under Section 2, multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date through the date of the Special Termination and the denominator of which is the number of days in the Performance Cycle; and

(b)In a termination of employment pursuant to Section 6(a) of the Employment Agreement that occurs prior to the Vesting Date (a “Qualifying Termination”), then the Participant’s Performance Shares evidenced by this Award Agreement shall become vested as to 100% of such Performance Shares that would have vested under Section 2.

The Participant, or the Participant’s estate or beneficiary, shall receive one Share in respect of each such vested Performance Share within 75 days following, as applicable, the date of the Special Termination or, subject to the Participant’s satisfaction of his obligations under Section 6(g) of the Employment Agreement, a Qualifying Termination.

Section 4.       Dividend Equivalents.  If the Company pays any cash dividend or similar cash distribution on the Company Common Stock, the Company shall credit to the Participant with an additional number of Performance Shares (“Dividend Shares”) equal to the (A) product of (x) the number of Performance Shares plus the number of additional Dividend Shares held by the Participant as of the record date for such distribution times (y) the per share amount of such dividend or similar cash distribution on Company Common Stock divided by (B) the Fair Market Value of a Share on the dividend payment date, rounded down to the nearest whole number.  If the Company makes any dividend or other distribution on the Company Common Stock in the form of Shares or other securities, the Company will credit to the Participant with that number of additional Dividend Shares or other securities that would have been distributed with respect to the Number of Shares plus the number of additional Dividend Shares held by the Participant as of the record date for such distribution.  Any additional Dividend Shares or other securities shall be subject to the same terms and conditions as apply to the related Performance Shares that resulted in the crediting of such Dividend Shares or other securities.

Section 5.       Settlement; Taxes.

(a)Except as otherwise provided in Article XIV of the Plan and in Section 4, promptly following the date on which the number of Performance Shares that vest is certified by the Administrator pursuant to Section 2 of this Award Agreement, but in any event not later than March 15 of the calendar year following the calendar year of the Vesting Date, the Participant shall receive one Share in respect of each such vested Performance Share.

(b)In connection with the vesting and settlement of the Performance Shares as provided in this Award Agreement, the Company or one of its Subsidiaries may require the Participant to remit to the Company an amount in cash sufficient to satisfy any applicable Withholding Taxes that may arise in connection therewith, in accordance with the provisions of Section 15.11 of the Plan; provided, however, that if at such time of vesting and settlement, the Participant is prohibited from trading or otherwise selling Shares due to the application of any trading policy of the Company or applicable law, the Company shall withhold Shares that would otherwise be issued to the Participant pursuant to Section 5(a) above to satisfy the Withholding Taxes, in accordance with the provisions of Section 15.11 that apply to such net settlement of Withholding Taxes.

Section 6.       Miscellaneous.

(a)Restrictive Covenants.  In consideration of the grant of the Performance Shares, during the Participant’s employment with the Company and its Subsidiaries (the “Company Group”) and for a period of twenty-four (24) months following the termination of the Participant’s employment (whether such termination is initiated by the Participant or the Participant’s employer), the Participant shall be subject to the restrictive covenants set forth in Section 7 of the Employment Agreement.

(b)Dispute Resolution.  Any dispute or controversy between the Participant and any member of the Company Group, whether arising out of or relating to this Award Agreement, the breach of this Award Agreement, or otherwise, shall be resolved in accordance with the dispute resolution provisions set forth in the Employment Agreement.

(c)Incorporation of Forfeiture Provisions.  The Participant acknowledges and agrees that, pursuant to the Plan, the Participant shall be subject to the Company’s Clawback Policy and any generally applicable disgorgement or forfeiture provisions set forth in Article XIII of the Plan as of the date of this Award Agreement or as required by applicable law after the date of this Award Agreement.

(d)Authorization to Share Personal Data.  The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge such personal data to the Company if and to the extent appropriate in connection with this Award Agreement or the administration of the Plan.

(e)No Right to Continued Employment.  Nothing in this Award Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(f)Binding Effect; Benefits.  This Award Agreement shall be binding upon and inure to the benefit of the parties to this Award Agreement and their respective successors and assigns.  Nothing in this Award Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Award Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(g)Waiver; Amendment.  The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.  This Award Agreement may not be amended, modified or supplemented, except (i) by a written instrument executed by the Participant and the Company or  (ii) as authorized under the Plan (including under Section 4.3 of the Plan).

(h)Applicable Law.  This Award Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.  Subject to the dispute resolution provision contained herein, any judicial action to enforce, interpret or challenge this Award Agreement shall be brought in the federal or state courts located in the State of Delaware, which shall be the exclusive forum for resolving such disputes.  Both parties irrevocably consent to the personal jurisdiction of such courts for purposes of any such action.

(i)Section 409A.  Section 15.12 of the Plan shall apply to this Award and is incorporated herein by reference.

(j)Section and Other Headings, etc.  The section and other headings contained in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

(k)Counterparts.  This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:		/s/ James T. Lucke
	Name:	James T. Lucke
	Title:	Senior Vice President, General Counsel and Secretary

THE PARTICIPANT:

/s/ Nikhil M. Varty

[Signature Page to Performance Restricted Stock Unit Agreement]